Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 16, 2022, incorporated by reference in the Proxy Statement of Akumin Inc. that is made a part of the Registration Statement (Form S-4) and Prospectus of Akumin Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Orlando, Florida

April 21, 2022